  Exhibit 23.2

July 20, 2018

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Fusion Connect, Inc. on Form S-3 (No. 333-__________) dated July 20, 2018 of our report dated March 12, 2018, with respect to the consolidated balance sheets of Birch Communications Holdings, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Form S-3.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLC
Macon, GA